Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	July 23, 2013
Phone: 408-736-6900 x168

AFOP REPORTS QUARTERLY YEAR-OVER-YEAR INCREASES OF 248% IN NET INCOME
AND 65% IN REVENUE. GUIDANCE FOR RECORD REVENUES IN THIRD QUARTER 2013

Sunnyvale, CA – July 23, 2013 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2013.

Revenues for the second quarter of 2013 totaled $19,039,000, a 65% increase from revenues of $11,527,000 reported in the second quarter of 2012, and a 57% increase from revenues of $12,153,000 reported in the previous quarter. The Company recorded net income for the second quarter of 2013 of $4,282,000, or $0.49 per share, based on 8.75 million shares outstanding, compared to $1,232,000, or $0.14 per share, based on 8.8 million shares outstanding for the second quarter of 2012. This compares to net income for the first quarter of 2013 of $1,850,000, or $0.22 per share, based on 8.6 million shares outstanding.

Included in expenses was stock-based compensation of $411,000 for the quarter ended June 30, 2013, $271,000 for the quarter ended June 30, 2012 and $280,000 for the quarter ended March 31, 2013.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the exceptional financial performance and progress AFOP made in the quarter ended June 30, 2013. With excellent efforts by our Asia operations, we managed unexpected demand increases and delivered much higher than originally guided quarterly revenues. With our focus on operational excellence, we continued to improve gross margins to a record level above 38%, which resulted in a 132% increase in profits based on our 57% revenue growth from the previous quarter. In addition, our balance sheet became stronger with improved inventory turn and a higher net cash balance.”

“More importantly, customer demand remains strong. Therefore, we expect revenues to increase to another record level, between $19.5M and $20.5M, in the third quarter of 2013. With higher revenues and our continued focus on operational efficiency, we expect our gross margins and profit will improve in the quarter as well.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 23, 2013 to discuss AFOP’s second quarter 2013 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 11703727. AFOP will also provide a live webcast of its second quarter 2013 conference call at AFOP’s website, www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits and margins and the time periods thereof, our operational excellence, its impact on margins, and our ability to sustain the same, and our expectations regarding customer demand, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwith, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwith, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Jun. 30	Dec. 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$38,440	$33,275
Accounts receivable, net	11,260	8,046
Inventories, net	9,349	6,933
Deferred tax asset	1,234	1,234
Other current assets	1,714	1,166
Total current assets	61,997	50,654

Long-term investments	10,363	10,274
Property and equipment, net	8,502	7,708
Deferred tax asset	2,468	2,468
Other assets	212	249
Total assets	$83,542	$71,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,552	$6,591
Accrued expenses and other liabilities	5,099	4,115
Total current liabilities	15,651	10,706

Long-term liability	588	616
Total liabilities	16,239	11,322

Stockholders' equity	67,303	60,031

Total liabilities and stockholders' equity	$83,542	$71,353

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2013	2013	2012	2013	2012
Revenues	$19,039	$12,153	$11,527	$31,192	$22,062
Cost of revenues	11,759	7,745	7,618	19,504	14,709
Gross profit	7,280	4,408	3,909	11,688	7,353

Operating expenses:
Research and development	859	813	839	1,672	1,646
Sales and marketing	791	712	662	1,503	1,337
General and administrative	1,185	1,116	1,120	2,301	2,202
Total operating expenses	2,835	2,641	2,621	5,476	5,185

Income from operations	4,445	1,767	1,288	6,212	2,168

Interest and other income, net	163	133	160	296	310
Net income before tax	$4,608	$1,900	$1,448	$6,508	$2,478

Income tax	(326)	(50)	(216)	(376)	(325)
Net income	$4,282	$1,850	$1,232	$6,132	$2,153

Net income per share:
Basic	$0.49	$0.22	$0.14	$0.71	$0.24
Diluted	$0.47	$0.21	$0.14	$0.68	$0.24

Shares used in per share calculation:
Basic	8,749	8,595	8,820	8,672	8,833
Diluted	9,207	8,906	9,000	9,059	9,020

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$64	$35	$32	$99	$58
Research and development	46	33	33	79	60
Sales and marketing	96	66	64	162	123
General and administrative	205	146	142	351	277
Total	$411	$280	$271	$691	$518